Exhibit 3.5

TECHPRECISION CORPORATION
_______________

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
_______________

TechPrecision Corporation (the “Company”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:        That the original Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”) was originally filed with the Secretary of State of Delaware on February 24, 2006.

SECOND:    That the Board of Directors of the Company (the “Board”), in a Special Meeting of the Board, held on August 14, 2009, duly adopted a resolution authorizing and directing that the Certificate of Designation be amended to increase the designated shares of Series A Convertible Preferred Stock, from 9,000,000 to 9,890,980, and declaring said amendments to be advisable.

THIRD:        That the holders of the Series A Convertible Preferred Stock of the Company approved said proposed amendment by written consent in accordance with Section 2 of the Company’s Statement of Designations, attached as Exhibit A to the Certificate of Designation, and Sections 151(g) and 228 of the DGCL. Accordingly, said proposed amendment has been duly adopted in accordance with the applicable provisions of Sections 151(g) and 228 of the DGCL.

In Witness Whereof, the Company has caused this Certificate of Amendment to be executed as of September 8, 2009.

techprecision corporation

By: /s/ Richard F. Fitzgerald
Name:  Richard F. Fitzgerald
Title:  Chief Financial Officer